UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2017

INTERNATIONAL ISOTOPES INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	0-22923	74-2763837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4137 Commerce Circle Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

208-524-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2017, the Board of Directors (the “Board”) of International Isotopes Inc. (the “Company”) appointed Dr. Robert Atcher as a member of the Board to fill the vacancy from the previously announced registration of Ralph Richart.  Dr. Atcher was also appointed to serve on the Audit Committee and the Compensation Committee of the Board. There are no understandings or arrangements between Dr. Atcher and any other person pursuant to which he was selected as a director. The Board considered the independence of Dr. Atcher under the NASDAQ listing standards and concluded that he is independent under the applicable NASDAQ standards.

As compensation for his service on the Board and Board committees, the Company intends to enter into a compensation agreement with Dr. Atcher, pursuant to which Dr. Atcher will receive compensation at an hourly rate of $250 per hour for the time spent in connection with his Board service, including any research work done at the Company’s request and attendance at Board and Board committee meetings.  The Company will also reimburse Dr. Atcher for any actual out-of-pocket travel and other expenses reasonably incurred in connection with his service on the Board.  Dr. Atcher will receive an initial stock option grant to purchase 1 million shares of the Company’s common stock, which will vest as to 25% of the option shares on the grant date and in three subsequent equal annual installments on the anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Isotopes Inc.

Date: August 8, 2017	By:	/s/ Steve T. Laflin
Steve T. Laflin President and Chief Executive Officer